EXHIBIT 1(c)

                     PRUDENTIAL-BACHE MONEYMART ASSETS INC.

                             ARTICLES SUPPLEMENTARY
                          CLASSIFYING AUTHORIZED STOCK

     Prudential-Bache MoneyMart Assets Inc. (to be known as Prudential MoneyMart Assets, Inc. effective March 1, 1996), a Maryland corporation, having its principal offices in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly granted by Article Fifth of the Articles of Incorporation of the Corporation, as amended from time to time (the "Charter"), the Board of Directors has duly classified 13,000,000,000 of authorized but unissued shares of the Corporation's Common Stock (including all outstanding shares) as Class A Common Stock and has classified the remaining 2,000,000,000 authorized but unissued shares as shares of Class Z Common Stock. The Class Z Common Stock shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the Class A Common Stock of the Corporation; provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

          (1) Expenses related solely to a particular Class of Common Stock (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that Class, shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class, and shall be described in the prospectus or statement of additional information for such Class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. As of the date hereof, the Class Z shares shall not be subject to any Rule 12b-1 distribution fees.

          (2) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act (including, without limitation, approval of any Rule 12b-1 plan, agreement or other arrangement referred to in subsection (1) above), such requirement as to a separate vote by that Class shall apply in lieu of any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the Class Z Common Stock, only the holders of shares of the affected Class or Classes shall be entitled to vote.

     SECOND: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

     THIRD: These Articles Supplementary do not change the aggregate number of authorized shares of Common Stock or the aggregate par value thereof.


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     FOURTH: These Articles Supplementary shall become effective at 9:00 a.m. on
March 1, 1996.


     IN WITNESS WHEREOF, Prudential-Bache MoneyMart Assets Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on February 23, 1996.


WITNESS:                                PRUDENTIAL-BACHE MONEYMART
                                          ASSETS INC.



      /s/ S. JANE ROSE                           /s/ RICHARD A. REDEKER
________________________________        By: ____________________________________
S. Jane Rose, Secretary                     Richard A. Redeker, President



     THE UNDERSIGNED, President of Prudential-Bache MoneyMart Assets Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                                /s/ RICHARD A. REDEKER
                                        By: ____________________________________
                                            Richard A. Redeker, President



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